Exhibit 10.1

Office Lease

MacAndrews & Forbes Incorporated
Landlord

and

SIGA Technologies, Inc.
Tenant

Premises:
A Portion of the Fifth (5th) Floor in 27 East 62nd Street, New York, New York 10065

Date:   May 26, 2017

i

Office Lease

Lease dated as of May 26, 2017 between MacAndrews & Forbes Incorporated, 35 East 62nd Street, New York, New York 10065, a Delaware corporation (“Landlord”), and SIGA Technologies, Inc., 660 Madison Avenue, New York, New York 10065, a Delaware corporation (“Tenant”).

Article 1.	Basic Terms and Definitions

Section 1.1        Fixed Rent.

(a)           From the Commencement Date through the sixty third (63rd) month of the term of the lease, the sum of Three Hundred Four Thousand ($304,000.00) Dollars per annum, payable in equal monthly installments of Twenty Five Thousand Three Hundred Thirty Three and 33/100 ($25,333.33) Dollars.

(b)           From the first day of the sixty fourth month of the term of the lease through the expiration or earlier termination of the lease, the sum of Three Hundred Fifty Two Thousand ($352,000.00) Dollars per annum, payable in equal monthly installments of Twenty Nine Thousand Three Hundred Thirty Three and 33/100 ($29,333.33) Dollars.

Section 1.2        Rent Commencement Date.  Provided that Tenant is not in default under the terms and conditions of the lease, the Fixed Rent will commence upon the first day of the seventh month of the Term. Notwithstanding the foregoing, in the event that Tenant’s current premises at 660 Madison Avenue have not been subleased at the Rent Commencement Date as provided hereinabove, an additional abatement of up to three (3) months of Fixed Rent will be provided to Tenant.

Section 1.3        Landlord’s Work.          The work, if any, described on Exhibit B to this lease.

Section 1.4        Notice Address.

(a)           Landlord.  35 East 62nd Street, New York, New York 10065, attention: Special Counsel to the Chairman.

(b)           Tenant.  Until the Commencement Date, 660 Madison Avenue, Suite 1700, New York, New York 10065; after the Commencement Date at the Premises, attention: General Counsel.

Section 1.5        Premises.  The portion of the fifth (5th) floor shown on Exhibit A to this lease in the building at 27 East 62nd Street, New York, New York 10065 (the “Building”).  The Premises include any fixtures and improvements in the Premises on the Commencement Date, Landlord’s Work, if any, and any other fixtures and improvements installed in the Premises by Landlord after the Commencement Date. Tenant will occupy no additional space in the Building, other than the Premises as shown on Exhibit A.

Section 1.6        Security. None.

Section 1.7        Term.  The period commencing on the date (“Commencement Date”) which is the later of (a) the date the lease is executed by, and delivered to, both parties, or (b) the date Landlord delivers to Tenant possession of the Premises with Landlord’s Work, if any, substantially complete or any earlier date on which Tenant first occupies any part of the Premises for the conduct of business, and ending on the date (the “Expiration Date”) which is the earlier of (i) last day of the month in which occurs the tenth (10th) anniversary of the day immediately preceding the Commencement Date (“Fixed Expiration Date”), or (ii) the date the term of this lease is terminated pursuant to this lease (“Earlier Expiration Date”).

Article 2.	Demise; Rent

Section 2.1        Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises, for the Term, at the Rent and on the other terms of this lease.

Section 2.2        Tenant will pay Landlord the Rent, without notice, deduction or offset (except as provided in this lease), in lawful money of the United States of America, by Tenant’s check or another method approved by Landlord, at Landlord’s Notice Address or another address Landlord  designates, and as provided in this lease.  The Rent will be paid in equal monthly installments, in advance, on the first business day of each calendar month during the Term.  If the Rent Commencement Date is not the first day of a month, the Rent for the month in which the Rent Commencement Date occurs will be apportioned according to the number of days in that month.  All sums, other than the Fixed Rent, payable by Tenant to Landlord under this lease, including without limitation the payment of the Facility Fee (as defined in Section 9.8) , are considered Additional Rent (and the Fixed Rent and all Additional Rent are collectively called “Rent”).  Landlord’s delay in rendering, or failure to render, any statement required to be rendered by Landlord for any Rent for any period will not waive Landlord’s right to render a statement or collect that Rent for that or any subsequent period.  The rendering of an incorrect statement will not waive Landlord’s right to render a corrected statement for the period covered by the incorrect statement and collect the correct amount of the Rent.

Section 2.3        If at any time during the Term the Rent is not fully collectible by reason of any Law, Tenant will enter into such agreements and take such other action (without additional expense or liability to Tenant) as Landlord reasonably requests and which is not prohibited by any Law, to permit Landlord to collect the maximum permissible Rent (but not in excess of the Rent).  On the termination of that Law prior to the Expiration Date (a) the Rent will be paid in accordance with this lease, and (b) Tenant will pay to Landlord, if not prohibited by any Law, the Rent which would have been paid but for that Law, less the Rent paid by Tenant to Landlord during the period of that Law.

Section 2.4        If Landlord fails to give Tenant possession of the Premises on any specific date, Landlord will have no liability to Tenant and this lease will remain in full force and effect according to its terms, but the Term and the Rent will not commence until the Commencement Date (or, with respect to the Rent, the Rent Commencement Date, if applicable).  This Section constitutes an express provision to the contrary pursuant to Section 223-a of the New York Real Property Law (or any similar Law), which Landlord and Tenant agree is inapplicable to this lease (and Tenant hereby waives any right to damages or to rescind this lease which Tenant might otherwise have under that Law).

Article 3.	Use

Section 3.1        Tenant will use the Premises only for offices (the “Permitted Use”), subject, however, to the provisions of this lease.

Section 3.2        Tenant will not (a) use any part of the Premises (i) in violation of this lease or the permanent or temporary certificate of occupancy, if any, for the Premises or the Building (Landlord represents, however, that the Premises may be used for the Permitted Use) or (ii) for any of the following (or offices therefor):  employment agency; travel agency; Authority; foreign government or any business owned in whole or in part by a foreign government; foreign airline; a place of public assembly; the rendering of any health or health-related services; a school or classroom; gambling; any business that, in Landlord’s reasonable judgment, may jeopardize the safety of the Building or its occupants; or the sale or preparation of any food or beverage (except for vending machines and warming food, in both cases solely for Tenant’s employees and invitees), (b) use any area outside the Premises within or adjacent to the Building for the sale or display of any merchandise, for solicitations or demonstrations or for any other activity, (c) store trash other than inside the Premises, (d) cause waste, or do anything which, in Landlord’s reasonable judgment, disturbs other occupants of the Building (including permitting music or other sounds in the Premises to be heard outside the Premises, equipment in the Premises to cause vibration or noise which is transmitted beyond the Premises, odors or fumes beyond the Premises or its employees, invitees or deliverymen to loiter immediately outside the Premises or the Building or within the public areas of the Building) or is obscene, pornographic or lewd, (e) place any sign or other item outside the Premises or the Building, or on any window or door of the Premises, or in the Premises if it can be seen from outside the Premises, Building standard window coverings or other sign or item expressly permitted by this lease, (f) park trucks or other vehicles which interfere with any part of the Building, (g) cause the release in or from the Premises of any hazardous material, or any other item which is deemed hazardous under any Law, (h) advertise in a manner which, if the Building is identified, in Landlord’s judgment, impairs the reputation or desirability of the Building or (i) move any heavy or bulky items into or out of the Building without Landlord’s consent (and (x) if any such item requires special handling, Tenant will employ a person approved by Landlord for such purpose, and (y) Landlord may inspect any items brought into or taken from the Building).

Section 3.3        Tenant will comply with the existing rules and regulations of the Building attached to this lease as Exhibit C, and any future rules and regulations adopted by Landlord in connection with the operation of, and construction work within, the Building which do not materially and adversely affect Tenant’s rights under this lease or impose any material financial responsibility on Tenant (collectively, “Landlord’s Regulations”), ten (10) calendar days’ prior notice of which will be given to Tenant.  Landlord is not required to enforce Landlord’s Regulations or any other lease and Landlord will not be liable to Tenant for a violation of Landlord’s Regulations or any other lease.  Landlord’s failure to enforce Landlord’s Regulations against Tenant or any other occupant of the Building will not be considered a waiver of Landlord’s Regulations.  Landlord will not, however, enforce Landlord’s Regulations against Tenant in a discriminatory manner.  If there is any inconsistency between this lease and Landlord’s Regulations, this lease will control.

Article 4.	Condition of the Premises; Landlord’s Work

Section 4.1        Tenant has examined the Premises and (a) Tenant will accept possession of the Premises in its “AS IS” condition on the date of this lease, subject to normal wear and tear and the removal of the existing occupant’s property, if any, and (b) Landlord has no obligation to perform any work, supply any materials, incur any expenses or make any installations to prepare the Premises for Tenant’s occupancy, except that Landlord will provide Landlord’s standard office furniture for the Premises.

Section 4.2        If requested by Landlord or Tenant, Landlord and Tenant will promptly sign and deliver a confirmation of the Commencement Date, the Rent Commencement Date, if any, the Fixed Expiration Date and any other dates referred to in this lease, but the failure to do so will not change those dates.

Article 5.	Tenant’s Work

Section 5.1        Tenant will not make any changes to the Premises, the Building, the Building systems, or any part thereof (collectively, “Tenant’s Work”), without Landlord’s consent.  Tenant’s Work will be performed, at Tenant’s expense, in a professional manner using new materials of first class quality as reasonably determined by Landlord and in compliance with this lease, all Laws and Tenant’s Plans (as defined in Section 5.2).

Section 5.2        Prior to performing any Tenant’s Work which, pursuant to this Article, requires Landlord’s consent, Tenant will, at Tenant’s expense (a) deliver to Landlord, detailed plans and specifications for Tenant’s Work in form reasonably satisfactory to Landlord prepared and certified by a registered architect or licensed engineer, and suitable for filing with the applicable Authority, if filing is required by Law (“Tenant’s Plans”), (b) obtain Landlord’s approval of Tenant’s Plans (which will not be unreasonably withheld or delayed to the extent Landlord’s consent to Tenant’s Work shown on Tenant’s Plans is not to be unreasonably withheld or delayed pursuant to this Article), (c) obtain (and deliver to Landlord copies of) all required authorizations of any Authority, (d) deliver to Landlord certificates (in form reasonably acceptable to Landlord) of worker’s compensation insurance (covering all persons to be employed by Tenant, and all contractors and subcontractors performing any Tenant’s Work), commercial general liability insurance (naming Landlord, Landlord’s managing agent, if any, any Superior Landlord and any Mortgagee as additional insureds) and Builder’s all risk insurance (issued on a completed value basis), in form, with companies, for periods and in amounts reasonably required by Landlord, naming Landlord, Landlord’s managing agent, if any, any Superior Landlord and any Mortgagee as additional insureds.  Tenant will promptly reimburse Landlord for any reasonable out-of-pocket expenses incurred by Landlord in connection with Landlord’s review of Tenant’s Plans and inspection of Tenant’s Work, including outside experts retained by Landlord for that purpose.  Following the completion of Tenant’s Work, Tenant will, at Tenant’s expense, obtain and deliver to Landlord copies of all authorizations of any Authority required upon the completion of Tenant’s Work and “as-built” plans and specifications for Tenant’s Work prepared as reasonably required by Landlord.

Section 5.3        If, in connection with Tenant’s Work or any other act or omission of Tenant or Tenant’s employees, agents or contractors, a mechanic’s lien, financing statement or other lien or violation is filed against Landlord, or any part of the Premises, the Building or

Tenant’s Work, Tenant will, at Tenant’s expense, have it removed by bonding or otherwise within 30 days after Tenant receives notice of the filing.

Section 5.4        Tenant will not employ, or permit the employment of, any contractor, subcontractor or other worker for purposes of conducting physical work in the Premises, whether in connection with Tenant’s Work or otherwise, if such employment will, in Landlord’s reasonable judgment, interfere or cause conflict with other contractors, subcontractors or workers in the Building.

Section 5.5        At Tenant’s request, Landlord will join in any applications for any authorizations required from any Authority in connection with Tenant’s Work (to which Landlord has consented, if required pursuant to this Article), and otherwise cooperate with Tenant in connection with Tenant’s Work, but Landlord will not be obligated to incur any expense or obligation in connection with any such applications or cooperation.

Section 5.6        Tenant will not place a load on any floor of the Premises exceeding the floor load per square foot which the floor was designed to carry and which is allowed by any Law.

Section 5.7        On or before the Expiration Date, Tenant will, at Tenant’s expense, remove from the Premises and the Building (a) Tenant’s trade fixtures, equipment and personal property which are removable without material damage to the Premises or the Building (“Tenant’s Property”), and (b) any Tenant’s Work which is not an ordinary nonstructural office installation and which Landlord designates for removal in a notice given by Landlord to Tenant on or before the date which is 90 days prior to the Fixed Expiration Date (or five days prior to the Earlier Expiration Date, if applicable), and repair any damage to the Premises or the Building caused by the installation or removal of Tenant’s Property or Tenant’s Work.  If, at the time Tenant requests Landlord’s consent to Tenant’s Plans, Tenant requests Landlord to designate the portions of Tenant’s Work which must be removed pursuant to this Section, Landlord will make that designation on the date Landlord gives Landlord’s consent to Tenant’s Plans.  Except as expressly provided in this Section, Tenant’s Work will not be removed and will, on the Expiration Date, become the property of Landlord.  Any Tenant’s Property or Tenant’s Work (which Tenant was required to remove) which is not removed by Tenant by the Expiration Date will be deemed abandoned and may, at Landlord’s option, be retained as Landlord’s property or disposed of by Landlord at Tenant’s expense.

Article 6.	Deleted Prior to Execution.

Article 7.	Deleted Prior to Execution

Article 8.	Electricity

Section 8.1        Subject to the provisions of this Article, Landlord will provide electricity to the Premises through the existing electrical system of the Building for reasonable use for lighting and normal office equipment.  Landlord will not be liable to Tenant for any failure, defect or interruption of electric service for any reason.  Tenant’s use of electricity in the Premises will not at any time exceed the capacity of the electrical system within or serving the Premises and Tenant will not overload any component of such system.  Landlord will select (and may from time to time change) the utility or other supplier providing electricity to the Building and the Premises. Tenant will comply with all rules, regulations and other requirements of the utility or other supplier.

Section 8.2        Landlord may at any time, by notice to Tenant, elect to discontinue providing electricity to the Premises (including the electricity for all components, serving only the Premises, of the Building’s heating, ventilating and air-conditioning systems).  If Landlord gives that notice this lease will continue in full force and effect unaffected thereby, except that (a) Tenant will, at Tenant’s expense, diligently arrange to obtain electricity from the utility or other supplier providing electricity to the Building by means of the existing Building electrical system to the extent it is available, suitable and safe for such purpose, as reasonably determined by Landlord, (b) Landlord will, at Landlord’s expense, furnish and install any additional equipment (including any meters) required in order for Tenant to obtain electricity directly from the utility or other supplier, and (c) from and after the date Tenant receives electricity from the utility or other supplier, Landlord will not be required to provide electricity to the Premises and the Electricity Factor and the Rent will be reduced by the Electricity Factor then in effect.

Article 9.	Services

Section 9.1        Deleted Prior to Execution.

Section 9.2        Heat, Ventilation and Air Conditioning.    Landlord will provide to the Premises through the existing Building system, when and as required for the comfortable occupancy of the Premises (as reasonably determined by Landlord), heat, ventilation and air conditioning, on all days, excluding Saturdays, Sundays and holidays observed by the State of New York, the Federal Government or the labor unions (if any) servicing the Building (“Business Days”), from 8:00 a.m. to 6:00 p.m. (“Business Hours”).  Landlord makes no representation and will have no obligation or liability with respect to the performance of the Building system by reason of (a) the use of the Premises, or any part thereof, in a manner exceeding the design criteria of the system, (b) the arrangement of any partitioning or the ceiling distribution system in the Premises which interferes with normal operation of the system, (c) the use of any machines or equipment in the Premises, except for ordinary office machines which do not produce excess heat, (d) Tenant’s failure to comply with this lease which affects the performance of the system, (e) Tenant’s Work, (f) any other act of Tenant or Tenant’s employees or contractors, or (g) any Law.

Section 9.3        Cleaning.  Landlord will on every Business Day provide cleaning service for the Premises in a manner which is then standard for the Building.

Section 9.4        Water; Lavatories.  Landlord will provide to the Premises domestic water for ordinary drinking and lavatory purposes.  If Tenant requires domestic water for any other purpose, and domestic water is available for that purpose from the existing Building system, Landlord will provide that domestic water, but may install a meter to measure Tenant’s domestic water consumption for such additional purposes, in which event Tenant will (a) pay to Landlord the cost of the meter and its installation, (b) at Tenant’s expense, keep the meter in good working order and repair, and (c) pay to Landlord, within 15 days following Tenant’s receipt of a bill, the cost incurred by Landlord to supply additional domestic water to the Premises as measured by the water meter (including any sales or other taxes).

Section 9.5        Access.  Tenant will have access to the Premises 24 hours each day, seven days each week pursuant to procedures established by Landlord (but Landlord will have no obligation to Tenant to remove any snow, ice or other obstructions except on Business Days during Business Hours).  Landlord may exclude from the Building (a) any employee of Tenant not presenting a pass to the Building authorized by Landlord and (b) any visitor of Tenant who is not on a list provided to Landlord by Tenant or otherwise authorized by Tenant to enter the Building pursuant to procedures established by Landlord.  Landlord may impose, temporarily from time to time, or permanently, security procedures.

Section 9.6        Deleted Prior to Execution.

Section 9.7        Deleted Prior to Execution.

Section 9.8        Facility Fee.  In consideration of Landlord providing food services, consistent with food services Landlord provides for its general employee population, covering the equivalent of ten (10) full-time/NY-based employees of Tenant during the Term, Tenant will pay a fee (the “Facility Fee”) to Landlord (which will be considered Additional Rent), as follows:

(a)           If Tenant is in default at any point from the Commencement Date through the day prior to the first anniversary of the Commencement Date, Tenant will pay the sum of Forty Thousand ($40,000.00) Dollars, payable in monthly installments of Three Thousand Three Hundred Thirty Three and 33/100 ($3,333.33) Dollars. Provided that Tenant is not in default under the terms and conditions of the lease, the Facility Fee will not commence until the first anniversary of the Commencement Date.

(b)           From the first anniversary of the Commencement Date through the day prior to the second anniversary of the Commencement Date, the sum of Forty Thousand ($40,000.00) Dollars, payable in monthly installments of Three Thousand Three Hundred Thirty Three and 33/100 ($3,333.33) Dollars.

(c)           From the second anniversary of the Commencement Date through the day prior to the third anniversary of the Commencement Date, the sum of Forty Two Thousand ($42,000.00) Dollars, payable in monthly installments of Three Thousand Five Hundred and 00/100 ($3,500.00) Dollars.

(d)           From the third anniversary of the Commencement Date through the day prior to the fourth anniversary of the Commencement Date, the sum of Forty Four Thousand One Hundred ($44,100.00) Dollars, payable in monthly installments of Three Thousand Six Hundred Seventy Five and 00/100 ($3,675.00) Dollars.

(e)           From the fourth anniversary of the Commencement Date through the day prior to the fifth anniversary of the Commencement Date, the sum of Forty Six Thousand Three Hundred Five ($46,305.00) Dollars, payable in monthly installments of Three Thousand Eight Hundred Fifty Eight and 75/100 ($3,858.75) Dollars.

(f)            From the fifth anniversary of the Commencement Date through the day prior to the sixth anniversary of the Commencement Date, the sum of Forty Eight Thousand Six

Hundred Twenty and 25/100 ($48,620.25) Dollars, payable in monthly installments of Four Thousand Fifty One and 69/100 ($4,051.69) Dollars.

(g)           From the sixth anniversary of the Commencement Date through the day prior to the seventh anniversary of the Commencement Date, the sum of Fifty One Thousand Fifty One ($51,051.26) Dollars, payable in monthly installments of Four Thousand Two Hundred Fifty Four and 27/100 ($4,254.27) Dollars.

(h)           From the seventh anniversary of the Commencement Date through the day prior to the eighth anniversary of the Commencement Date, the sum of Fifty Three Thousand Six Hundred Three 83/100 ($53,603.83) Dollars, payable in monthly installments of Four Thousand Four Hundred Sixty Six and 99/100 ($4,466.99) Dollars.

(i)            From the eighth anniversary of the Commencement Date through the day prior to the ninth anniversary of the Commencement Date, the sum of Fifty Six Thousand Two Hundred Eighty Four 02/100 ($56,284.02) Dollars, payable in monthly installments of Four Thousand Six Hundred Ninety and 40/100 ($4,690.40) Dollars.

(j)            From the ninth anniversary of the Commencement Date through the day prior to the tenth anniversary of the Commencement Date, the sum of Fifty Nine Thousand Ninety Eight 22/100 (59,098.22) Dollars, payable in monthly installments of Four Thousand Nine Hundred Twenty Four 85/100 and 00/100 ($4.924.85) Dollars.

Section 9.9        Shared Spaces. Subject to availability, Tenant will have the right to use certain spaces, such as conference rooms and meeting spaces, subject to the coordination by and approval of Landlord.

Section 9.10      No Warranty by Landlord.  Landlord will have no obligation to provide to Tenant or the Premises any services except as specifically set forth in this lease.  If any additional services are requested, the parties will agree as to the Additional Rent to be paid on account of such additional service, if appropriate. Landlord does not warrant that any Building system or service to be provided by Landlord, or any other systems or services which Landlord may provide (a) will be adequate for Tenant’s particular purposes or (b) will be free from interruption or reduction.  Building systems and services, including access, may be interrupted or reduced by reason of Laws, repairs or changes which are, in Landlord’s judgment, necessary or desirable, or Unavoidable Events, in which event such interruption or reduction will not, unless otherwise provided in this lease (i) constitute an actual or constructive eviction, or a disturbance of Tenant’s use of the Premises, (ii) entitle Tenant to any compensation or abatement of the Rent, (iii) relieve Tenant from any obligation under this lease, or (iv) impose any obligation or liability on Landlord.

Article 10.	Repairs

Section 10.1      Landlord will, at Landlord’s expense, maintain and repair the Building (including the Building systems), except to the extent of Tenant’s responsibility set forth in this Article, and the Premises and lavatories.

Section 10.2      Subject to Section 13.4, all damage to the Building (including the Building systems) or the Premises resulting from any willful or negligent act or omission of

Tenant or Tenant’s employees or contractors, will be repaired by Landlord, at Tenant’s expense. Tenant will give prompt notice to Landlord if any portion of the Premises or any Building system within the Premises requires repair.

Section 10.3      Landlord will have no liability to Tenant, there will be no abatement of the Rent and there will not be deemed to be any actual or constructive eviction of Tenant arising from Landlord performing any repairs or other work to any portion of the Building (including the Premises or the Building systems).  Landlord will perform such repairs or other work in a manner which minimizes interference with the conduct of Tenant’s business in the Premises and damage to the Premises, Tenant’s Work and Tenant’s Property (all of which will promptly be repaired by Landlord, at its expense), but Landlord is not required to employ overtime labor or incur additional expenses.

Article 11.	Laws

Section 11.1      Tenant will, at Tenant’s expense, subject to the provisions of this lease, including Article 5, as if part of Tenant’s Work, comply with all present and future laws, rules, regulations, orders, ordinances, judgments, requirements and (if  Landlord adopts same) recommendations (collectively, “Laws”), of the United States of America, the State of New York, the City of New York or any present or future subdivision, court, agency, department, commission, board, bureau or instrumentality thereof, and any fire insurance rating body (collectively, “Authority”) applicable to Tenant’s occupancy of the Premises, Tenant’s Work, Tenant’s Property or the Premises.  If, however, compliance requires structural work to the Premises or any work to the Building systems within and serving only the Premises, Tenant will comply, at Tenant’s expense, only if the obligation to comply arises from Tenant’s Work, Tenant’s Property or Tenant’s manner of using the Premises (and, in such event, Landlord may, at Landlord’s option, perform the work, at Tenant’s expense, to be paid within 15 days following Tenant’s receipt of a bill).  If Tenant’s manner of using the Premises requires work outside the Premises or to any Building system serving areas outside the Premises, Tenant will cease that manner of using the Premises unless Landlord, at Landlord’s option, agrees to perform that work, at Tenant’s expense, to be paid within 15 days following Tenant’s receipt of a bill.

Section 11.2     Tenant will promptly deliver to Landlord a copy of any communication or other materials relating to the Premises, the Building (including the Building systems), Tenant’s Property or Tenant’s Work received by Tenant from, or sent by Tenant to, any Authority.

Section 11.3      Landlord will promptly cure any violation of Law affecting the Building or the Premises to the extent the violation interferes with Tenant’s occupancy of the Premises or the performance of Tenant’s Work. To the extent the performance of such work requires Tenant to evacuate the Premises, until the repairs to be performed by Landlord are substantially completed and Tenant is able to resume use of the Premises, the Rent and Facility Fee will be reduced in proportion to the area of the Premises to which Tenant will not have reasonable access or which is unusable by Tenant for the reasonable conduct of Tenant’s normal business in the Premises.

Article 12.	Subordination; Estoppel Certificates

Section 12.1      This lease, and the rights of Tenant under this lease, are subject and subordinate in all respects to all present and future underlying leases of the Building, and to all of the provisions, obligations and requirements thereunder, including all modifications, extensions and replacements thereof (“Superior Leases”) and all present and future mortgages on any Superior Lease or on the Building, including all modifications, extensions, supplements, consolidations and replacements thereof (“Mortgages”), and all advances under any Mortgage.  This Section is self-operative and no further instrument of subordination is required.  Tenant will, within 15 days following receipt of Landlord’s request, sign, acknowledge and deliver any instrument that Landlord, any landlord under a Superior Lease (“Superior Landlord”) or any mortgagee under a Mortgage (“Mortgagee”) may request to evidence that subordination. Notwithstanding anything herein to the contrary, and without limitation, (a) this lease is subject to a lease currently in effect for the Building (“Superior Lease”) between Landlord and RE Holdings One LLC, 35 East 62nd Street, New York, New York 10065 (“Superior Lessor”), (b) Tenant will not authorize or execute any act deed or thing whatsoever or fail to take any such  action which will or may cause Landlord to be in violation of any of known obligations  under the Superior Lease, (c) Tenant will not pay Rent or other sums under the lease for more than one month in  advance, (d) Tenant will  give to Superior Lessor, at the address indicated above and otherwise in the manner specified in the Superior Lease, a copy of any notice of default by Landlord at the  same  time as and whenever any such notice of default will be given by Tenant to Landlord,  and (e) in the  event of the  termination or expiration of this Lease prior to the stated expiration date of the Superior Lease,  at the election of the Superior Lessor, Tenant will be obligated to attorn to and recognize the Superior Lessor as the landlord under this lease, in which event this lease will  continue in full force and effect as a direct lease between the Superior Lessor and Tenant, upon  all the terms and conditions of the lease, except as hereinafter  provided.

Section 12.2      If any act or omission of Landlord gives Tenant the right, immediately or after a period of time, to terminate this lease, or to claim a partial or total eviction, Tenant will not exercise that right until (a) Tenant gives notice of the act or omission to each Mortgagee and Superior Landlord whose name and address has been provided to Tenant in writing, and (b) unless the act or omission is Landlord’s failure to substantially complete a repair within the time periods provided in Section 14.4, the period of time necessary for any Mortgagee or any Superior Landlord acting diligently to remedy the act or omission has elapsed following that notice, provided the Mortgagee or Superior Landlord, within a reasonable time, gives Tenant notice of its intention to remedy such act or omission. As at the Commencement Date, the Mortgagee is Citibank, N.A., and its successors and assigns.

Section 12.3      If any Mortgagee or any Superior Landlord (or a designee thereof) succeeds to the rights of Landlord under this lease, then at the request of the successor, Tenant will attorn to the successor as Tenant’s landlord under this lease, and will, within 15 days following Tenant’s receipt of a request, sign, acknowledge and deliver any instrument that the successor requests to evidence the attornment.  Upon such attornment, this lease will continue in full force and effect as a direct lease between the successor and Tenant on all of the terms of this lease, except that the successor will not be (a) liable for any previous act or omission of Landlord under this lease, (b) subject to any offset, not expressly provided in this lease, (c) bound by any modification of this lease made after the date of the Mortgage or the Superior Lease in question, or by any prepayment of more than one month’s Rent, unless the modification or prepayment has been approved in writing by the Mortgagee or the Superior Landlord in question, or (d) required to incur any costs to repair any damage caused by a fire, other casualty or condemnation in excess of the insurance proceeds or condemnation award.

Section 12.4      If any Mortgagee or Superior Landlord requires any modifications of this lease, or that any Mortgage or Superior Lease be subordinate to this lease, Tenant will, within 15 days following Tenant’s receipt of a request, sign, acknowledge and deliver to Landlord instruments in form and substance reasonably requested by Landlord providing for those modifications (provided they do not materially adversely affect Tenant) or that subordination.

Section 12.5      Landlord and Tenant will, at any time and from time to time, within 15 days following its receipt of a request from the other party, sign, acknowledge and deliver to the requesting party or any other person designated by that party a certification (a) that this lease is in full force and effect and has not been modified (or, if modified, setting forth all modifications), (b) the date to which the Rent has been paid, (c) stating whether or not, to the best of its knowledge, there is then a Default or any event has occurred which, with the serving of notice or the passage of time, or both, would give rise to a Default, or if Landlord is in default under this lease, and if so, setting forth the specific nature of same, and (d) to the best of its knowledge, any other factual matters reasonably requested by the other party or any person designated by the other party.  Any certification delivered pursuant to this Section may be relied upon by the requesting party or any other person designated by the other party.

Article 13.	Insurance

Section 13.1      Tenant will, at Tenant’s expense, maintain at all times during the Term and at all times when Tenant is in possession of the Premises (a) commercial general liability insurance in respect of the Premises, on an occurrence basis, with a limit  of not less than $5,000,000 in the aggregate (which may consist of primary coverage and umbrella coverage), naming as additional insureds Landlord and any other person designated by Landlord, in compliance with this Article, (b) “all risk” (property) insurance in an amount equal to 100 percent of full replacement value (with a deductible not exceeding $10,000) covering Tenant’s Work, Tenant’s Property and the property of third parties located in the Premises, against fire and other risks included in the standard New York form of property insurance, including business interruption, (c) statutory workers compensation coverage, and (d) such other insurance as Landlord may reasonably require.  Landlord will have the right at any time and from time to time, but not more frequently than once every two years, to require Tenant to increase the amount of the commercial general liability insurance required to be maintained by Tenant under this lease provided the amount will not exceed the amount then generally required of tenants occupying similar premises in similar buildings in the general vicinity of the Building.

Section 13.2      Tenant will deliver to Landlord and each additional insured (a) certificates in form reasonably acceptable to Landlord evidencing the insurance required by this lease to be maintained by Tenant before the Commencement Date (and with respect to any insurance required pursuant to Article 5, before the commencement of any Tenant’s Work), and concurrent with renewal or replacement of any such insurance, and (b) upon request, a copy of each insurance policy.  All required insurance (including insurance required pursuant to Article

5) will be primary, issued by companies reasonably satisfactory to Landlord and contain a provision whereby it cannot be canceled unless Landlord and any additional insureds are given at least 30 days’ prior written notice of the cancellation. Tenant may carry any required insurance under a blanket policy if that policy complies with the requirements of this lease.

Section 13.3      Landlord will maintain property insurance covering the Building with limits equal to the full replacement value of the Building (including the Premises, but not including the property required to be insured by Tenant pursuant to this Article), against fire and the other risks included in the standard New York form of property insurance (including rent insurance), with such companies and with such deductibles as Landlord selects.  Tenant will not do or permit to be done any act which will invalidate or be in conflict with Landlord’s insurance policies, or increase the rates of insurance applicable to the Building.  If, as the result of a Default, the insurance rates for the Building increase, in addition to any other obligation or liability of Tenant or any right or remedy of Landlord, Tenant will reimburse Landlord for the increased premiums, within 15 days following Tenant’s receipt of Landlord’s request.

Section 13.4      Landlord and Tenant will, to the extent obtainable, each procure a clause in, or endorsement on, any property insurance carried by it, pursuant to which the insurance company waives its right of subrogation against the other party to this lease and its agents and employees or consents to a waiver of the right of recovery against the other party to this lease and its agents and employees. Provided its right of full recovery under its insurance policy is not adversely affected, Landlord and Tenant each hereby releases the other (and its agents and employees) with respect to any claim (including a claim for negligence) it may have against the other for damage or loss covered by its property insurance (including business interruption and loss of rent).

Section 13.5     The provisions of this Article will apply to any subtenant or other occupant of the Premises.

Article 14.	Casualty

Section 14.1      If (a) the Premises is damaged by fire or other casualty, or (b) the Building (including any Building system) is damaged by fire or other casualty so that Tenant is deprived of reasonable access to the Premises or any part of the Premises, or the Premises or any part of the Premises, is unusable by Tenant for the reasonable conduct of Tenant’s normal business in the Premises, Tenant will give prompt notice to Landlord.  Subject to the provisions of this Article (a) Landlord will, at Landlord’s expense, repair the damage, excluding the damage to Tenant’s Work or Tenant’s Property and (b) Tenant will, at Tenant’s expense, promptly remove Tenant’s Property from the Premises to the extent required by Landlord in connection with Landlord’s repair of the damage.  Until the repairs to be performed by Landlord are substantially completed and Tenant is able to resume use of the Premises, the Rent and Facility Fee will be reduced in proportion to the area of the Premises to which Tenant will not have reasonable access or which is unusable by Tenant for the reasonable conduct of Tenant’s normal business in the Premises.

Section 14.2      If the cost of repairing any damage to the Building by fire or other casualty exceeds 25 percent of the replacement cost of the Building as reasonably estimated by a reputable contractor, architect or engineer selected by Landlord, then, whether or not the

Premises are damaged, Landlord will have the right, by notice to Tenant within 60 days following the date of the damage, to terminate this lease, provided Landlord simultaneously terminates all other leases in the Building which under the circumstances may then be terminated by Landlord. If this lease is terminated pursuant to this Section, the Term will expire on the 30th day after the notice is given (and any Rent paid by Tenant to Landlord for any period after that date will be promptly refunded by Landlord to Tenant).

Section 14.3      If a fire or other casualty results in the reduction of Rent pursuant to Section 14.1 with respect to 50 percent or more of the Premises, Landlord will, within 90 days following the fire or other casualty, deliver to Tenant an estimate by a reputable contractor, architect or engineer selected by Landlord of the time required to substantially complete the repair of the Premises.  If (a) the estimate exceeds one year following the fire or other casualty (or the remaining Term is less than one year) and (b) there is then no Default, Tenant will have the right, by notice to Landlord within 15 days following the date Tenant receives the estimate, to terminate this lease effective the date which is 60 days following the date of its notice, in which event Tenant will pay the Rent to the date of termination (or the date of the fire or other casualty for that part of the Premises with respect to which the Rent is reduced pursuant to Section 14.1), and the Term will expire on that date.

Section 14.4      If (a) this lease is not terminated as provided in this Article, (b) the repair required by this Article to be performed by Landlord is not substantially complete one year following the fire or other casualty (or, if Section 14.3 applies, within the period set forth in the estimate), and (c) there is then no Default, Tenant will have the right, by notice to Landlord within 10 days following the end of that period, to terminate this lease effective the date which is 30 days following the date of its notice, in which event Tenant will pay the Rent to the date of termination (or the date of the fire or other casualty for that part of the Premises with respect to which the Rent is reduced pursuant to Section 14.1), and the Term will expire on that date.

Section 14.5      This Article constitutes an express agreement governing any damage to or destruction of the Premises or the Building by fire or other casualty, and Section 227 of the Real Property Law of the State of New York, and any other similar Law will have no application to a fire or other casualty.

Article 15.	Condemnation

Section 15.1     If as the result of a taking by condemnation or similar legal action of an  Authority (a) all of the Premises, or so much thereof as renders the Premises wholly unusable by Tenant, is taken, (b) a portion of the Building is taken, resulting in Tenant no longer having reasonable access to or use of the Premises, (c) all or substantially all of the Building is taken, or (d) a portion of the Building is taken resulting in Landlord’s determination to demolish the Building, the Term will expire on the date of the vesting of title.  In that event, the Rent will be apportioned as of the date of termination and any Rent paid by Tenant to Landlord for any period after that date will be promptly refunded by Landlord to Tenant.

Section 15.2     In the event of any such taking of all or any part of the Premises or the Building, Landlord will be entitled to receive the entire award.  Tenant will have no claim against Landlord or any Authority for the value of the unexpired portion of the Term or Tenant’s Work, and Tenant hereby assigns to Landlord all of its right in and to any such award.  Tenant may, however, at Tenant’s expense, make a separate claim to the appropriate Authority for the value of Tenant’s Property and for moving expenses, provided such claim and award, if any, do not result in a reduction of the award which would otherwise be paid to Landlord.

Section 15.3     If a taking does not result in the termination of this lease (a) Landlord will, at Landlord’s expense, as soon as practicable, restore that part of the Premises or the Building not taken, so that the Premises are usable, and (b) from and after the date of the vesting of title, the Rent will be reduced in the same proportion as the area of the Premises, if any, which was taken.

Article 16.	Assignment and Subletting

Section 16.1     Tenant will not assign (by operation of law or otherwise), encumber or otherwise transfer this lease or any interest in this lease, will not sublet a portion of the Premises or permit others to occupy the Premises (whether for desk space, mailing privileges or otherwise), and will not, without Landlord’s consent, which may be withheld in Landlord’s sole discretion, sublet all of the Premises. The transfer, redemption or issuance (by one or more transactions) of ownership interests of Tenant, or any direct or indirect parent of Tenant which results in 50 percent or more of the ownership interests of that person being held by persons who did not hold 50 percent or more of those ownership interests on the date of this lease, will be considered an assignment of this lease which requires Landlord’s consent. Landlord’s consent to an assignment, subletting or occupancy will not relieve Tenant from any liability under this lease or from obtaining Landlord’s consent to any further assignment, subletting or occupancy.

Section 16.2     If Tenant desires to sublet all of the Premises, Tenant will give Landlord notice of Tenant’s desire and the desired effective date, accompanied by (i) an executed original of the proposed sublease, the effective or commencement date of which must be at least three (3) months after the giving of Tenant’s notice, and all other documents related to the sublease, (ii) a reasonably detailed description of the proposed subtenant and its principals, the nature of its business and its proposed use of the Premises, and (iii) current financial information with respect to the proposed subtenant, including its most recent annual financial statements and the annual financial statements for the prior two years (and Tenant will promptly deliver to Landlord such additional information as Landlord reasonably requests).  Landlord’s consent to the proposed sublease will be given in Landlord’s sole discretion, but in any event, any consent will not be considered unless:

(A)          There is then no Default.

(B)          The proposed subtenant will use the Premises for the Permitted Use and for no other purpose and otherwise in accordance with this lease.

(C)           Tenant reimburses Landlord for any reasonable costs that Landlord incurs in connection with the sublease, including reasonable attorney’s fees and disbursements;

Section 16.3     Tenant will be responsible for any act or omission of any subtenant (or anyone claiming through any subtenant) which violates this lease, and that violation will be considered a violation by Tenant.  If Landlord denies consent to a proposed sublease, Tenant will indemnify, defend and hold harmless Landlord and Landlord’s managing agent, if any, against and from any and all loss, liability, damages, costs and expenses (including reasonable counsel fees) resulting from any claims that may be made against Landlord or Landlord’s managing agent, if any, by any proposed subtenant or by any brokers or other person claiming a commission or similar compensation in connection with the proposed sublease.

Section 16.4     In the event Landlord consents to a sublease in its sole discretion, Tenant will pay Landlord, within 15 days following payment to Tenant, 50% of:  (a) all sums and other consideration in connection with an assignment, after Tenant recovers therefrom all reasonable costs incurred by Tenant in connection with that assignment which have been paid or are then due and payable; and (b) the excess, if any, of the rents, additional charges or other consideration in connection with a sublease over the Rent allocable to the subleased premises (which Rent will be allocated equally throughout the Premises) accruing during the term of that sublease after Tenant recovers therefrom all reasonable costs incurred by Tenant in connection with that sublease which have been paid or are then due and payable.

Section 16.5     In the event that, from and after the eighteenth (18th) month of the Term of the lease, Tenant requests Landlord to consent to a sublease in accordance with the provisions of the lease, and to a subtenant that meets the criteria set forth herein, and Landlord does not consent to said sublease, and conditioned upon Tenant not being in default under the terms and conditions of the lease after applicable notice, if any, and failure to cure, Tenant may terminate the lease upon delivering to Landlord a three (3) months’ written termination notice, in which event Tenant will pay to Landlord a sum equal to three (3) months of the then-current Fixed Rent, and the lease will be terminated effective three (3) months after the delivery of said notice and payment to Landlord.

Section 16.6     Any and all subleases to which Landlord consents as provided hereunder will (i) be expressly subject to the provisions of the terms and conditions of the Superior Lease then in effect with respect to the Building and to all instruments and other matters to which the Superior Lease is subordinate, and (ii) require Tenant upon the termination of the Superior Lease and at the election of the Superior Lessor to attorn to and recognize the Superior Lessor, and (iii) terminate not later than one (1) day prior to the end the term of the Superior Lease.

Article 17.	Access

Section 17.1     Landlord will have the right, without the same constituting an eviction or constructive eviction of Tenant in whole or in part and without any abatement of the Rent or liability to Tenant, to (a) place (and have access to) concealed ducts, pipes and conduits through the Premises (without a material reduction or reconfiguration of the useable area of the Premises), (b) enter the Premises at reasonable times on reasonable prior notice, which may be oral (but prior notice will not be required in an emergency), to inspect the Premises, to show the Premises to others or to perform any work Landlord deems necessary or desirable to the Premises or the Building (including the Building systems) or for the purpose of complying with Laws, (c) alter, maintain or repair the Building (including the Building systems), and change the arrangement or location of entrances, corridors, doorways, elevators, stairs, toilets, or other public portions of the Building (provided that Tenant will have reasonable access to the Premises and toilets on the same floor as the Premises and, as a result thereof, there will be no material reduction in the services which Landlord is required by this lease to provide to Tenant), (d)

change the name, number or designation by which the Building is known and (e) take all material into the Premises that may be required in connection with any of the matters described in this Section. If Tenant is not present when Landlord desires to enter the Premises, Landlord or Landlord’s contractors may enter the Premises (by force, in the event of an emergency) without liability to Tenant.

Section 17.2     If there is to be any excavation or construction adjacent to the Building, Tenant will permit Landlord or any other person to enter the Premises to perform such work as Landlord or that person deems necessary to protect the Building, without any abatement of the Rent or liability to Tenant.

Section 17.3     Except as may be provided in this lease, all walls, windows and doors bounding the Premises (including exterior walls of the Building, core corridor walls, and exterior doors and entrances, other than surfaces facing the interior of the Premises and doors and entrances servicing only the Premises), balconies, terraces, vaults, Building systems and all other portions of the Building are reserved to Landlord for Landlord’s use, are not part of the Premises, and Landlord may have access thereto through the Premises.

Section 17.4     Landlord will exercise Landlord’s rights under this Article using reasonable efforts to minimize interference with the conduct of Tenant’s business in the Premises and damage to the Premises, Tenant’s Work and Tenant’s Property, but Landlord is not required to employ overtime labor or incur additional expenses.

Article 18.	Default

Section 18.1     Each of the following is a “Default” by Tenant under this lease:

(a)           Tenant fails to pay when due any Rent and the failure continues for five (5) days following Landlord’s notice (which notice will also be considered any demand required by any Law).  If, however, Landlord gives such a notice twice in any 12- month period, any additional failure to pay any Rent when due within that 12-month period will be considered a Default (without the requirement of any notice by Landlord).

(b)           Tenant fails to comply with Article 16.

(c)           Tenant fails to comply with any other term of this lease and the failure continues for 30 days following Landlord’s notice.  If, however, compliance cannot, with diligence, reasonably be fully accomplished within that 30-day period, Tenant will have as long as is reasonably necessary to fully comply, provided Tenant commences compliance within that 30-day period and thereafter pursues compliance to completion with diligence.

(d)           Tenant institutes, or has instituted against it any legal action seeking any relief from its debts under any Law which is not dismissed within 60 days, or a receiver, trustee, custodian or other similar official is appointed for it or for all or a substantial portion of its assets, or commits any other act indicating insolvency.

Section 18.2     If a Default occurs, Landlord may at any time during the continuance of the Default give notice to Tenant that this lease will terminate on the date specified in that notice, which date will not be less than five days after Landlord’s notice to

Tenant. If Landlord gives that notice, the Term will expire on the date set forth in that notice (but Tenant will remain liable as provided in this lease).

Section 18.3     If Tenant is in arrears in the payment of the Rent, Tenant waives Tenant’s right, if any, to designate the items against which any payments made by Tenant are to be credited, and Landlord may apply any payments made by Tenant to any items Landlord sees fit.

Article 19.	Remedies

Section 19.1     If this lease is terminated pursuant to Article 18 or Landlord reenters or obtains possession of the Premises by summary proceedings or any other legal action (which Landlord may do without further notice and without liability or obligation to Tenant or any occupant of the Premises), all of the provisions of this Section will apply (in addition to any other applicable provisions of this lease).

(a)           Tenant (and all other occupants) will vacate and surrender to Landlord the Premises in accordance with this lease.

(b)           Landlord, at Landlord’s option, may (i) relet the Premises, or any portion of the Premises, from time to time, in the name of Landlord, Tenant or otherwise, as determined by Landlord, to any person and on any terms, but Landlord will have no obligation to relet the Premises, or any portion of the Premises, or to collect any rent (and the failure to relet the Premises, or any portion of the Premises, or to collect any rent will not impose any liability or obligation on Landlord or relieve Tenant of any obligation or liability under this lease), and (ii) make any changes to the Premises as Landlord, in Landlord’s judgment, considers advisable or necessary in connection with a reletting, without imposing any liability or obligation on Landlord or relieving Tenant of any obligation or liability under this lease.

(c)           Tenant will pay Landlord all Rent payable to the date on which this lease is terminated or Landlord reenters or obtains possession of the Premises.

(d)           Tenant will also pay to Landlord, as damages, any deficiency between (i) the aggregate Rent for the period which otherwise would have constituted the unexpired portion of the Term (conclusively presuming the Additional Rent for each year thereof to be the same as was payable for the year immediately preceding the termination, re-entry or obtaining of possession) and any expenses incurred by Landlord in connection with the termination, reentry or obtaining of possession, and the reletting of the Premises, including all repossession costs, brokerage commissions, reasonable attorneys’ fees and disbursements, alteration costs and other expenses of preparing the Premises for reletting and (ii) the rents, if any, applicable to that period collected under any reletting of any portion of the Premises.  Tenant will pay any deficiency in monthly installments on the days specified in this lease for payment of installments of the Rent, and Landlord will be entitled to recover from Tenant each monthly deficiency as the same arises.  No suit to collect the deficiency for any month will prejudice Landlord’s right to collect the deficiency for any subsequent month.  Tenant will not be entitled to any rents payable (whether or not collected) under any reletting, whether or not those rents exceed the Rent.

(e)           Landlord may recover from Tenant, and Tenant will pay Landlord, on request, in lieu of any further deficiency pursuant to paragraph (d) of this Section (as liquidated damages) the amount by which (i) the unpaid Rent for the period which otherwise would have constituted the unexpired portion of the Term (conclusively presuming the Additional Rent for each year thereof to be the same as was payable for the year immediately preceding the termination, re-entry or obtaining of possession) exceeds (ii) the then fair and reasonable rental value of the Premises, including the additional rent for the same period, both discounted to present value at the annual rate of interest (the “Base Rate”) publicly announced by Citibank, N.A., New York, New York (or any successor thereto) as its “base rate” on the date of the Default in question, or such other term as may be used by Citibank, N.A. from time to time for that rate (and if no longer publicly announced, then a similar rate selected by Landlord). If, before presentation of proof of liquidated damages, Landlord relets the Premises or any portion of the Premises for any period pursuant to a bona fide lease with an unrelated third party, the net rents payable in connection with the reletting will be considered to be the fair and reasonable rental value for the Premises or the portion of the Premises relet during the term of the reletting. If Landlord relets the Premises, or any portion of the Premises, together with other space in the Building, the rents collected under the reletting and the expenses of the reletting will be equitably apportioned for the purposes of this Article.

(f)            Nothing contained in this lease will be considered to limit or preclude the recovery by Landlord from Tenant of the maximum amount allowed to be obtained as damages or otherwise by any Law.

Section 19.2     Tenant hereby waives (a) the service of any notice of intention to re-enter or obtain possession of the Premises or to institute any legal action in connection therewith, except as provided in this lease and (b) on its own behalf and on behalf of all persons claiming under Tenant, including all creditors, any rights Tenant and all such persons might otherwise have under any Law to redeem the Premises, to re-enter or repossess the Premises, or to restore this lease, after (i) Tenant is dispossessed pursuant to any Law or by any Authority, (ii) Landlord reenters or obtains possession of the Premises pursuant to any legal action, or (iii) the Expiration Date, whether by operation of law or pursuant to this lease (including the occurrence of the Expiration Date by Landlord terminating this lease pursuant to Section 18.2).  The words “re-enter,” “re-entry” and “re-entered” as used in this lease will not be considered to be restricted to their technical legal meanings. Landlord will have the right to enjoin any Default and the right to invoke any remedy allowed by any Law in addition to any remedies provided in this lease.  All remedies provided in this lease are cumulative and Landlord’s right to invoke, or invocation of, any remedy will not preclude Landlord from invoking any other remedy.

Section 19.3     Landlord and Tenant each hereby waive trial by jury in any legal action brought by either party against the other in connection with this lease. If Landlord commences any summary proceeding against Tenant, Tenant will not interpose any counterclaim in that proceeding (unless the failure to impose the counterclaim would preclude Tenant from asserting in a separate legal action the claim which is the subject of the counterclaim), and will not seek to consolidate the proceeding with any other legal action.

Section 19.4     If there is then a Default, or if Tenant fails to comply with any obligation under this lease which, in Landlord’s reasonable opinion creates an emergency, Landlord may, but is not obligated to, cure the Default or, without notice, cure the failure to comply, for the account of Tenant.  All amounts incurred by Landlord in that connection, and any amounts (including reasonable attorneys’ fees and disbursements) in instituting, prosecuting or defending any legal action by or against Tenant, or in connection with any dispute under this lease, in which Landlord prevails, with interest thereon at the Default Rate, will be paid by Tenant to Landlord within 15 days following Tenant’s receipt of Landlord’s request. Landlord will promptly reimburse Tenant for any reasonable attorneys’ fees and disbursements incurred by Tenant in connection with any legal action or other dispute with Landlord under this lease, in which Tenant prevails.

Section 19.5     The failure of Landlord to seek redress for a Default, or of Landlord or Tenant to insist upon the strict performance of any term of this lease, will not prevent Landlord from redressing a subsequent Default or Landlord or Tenant from thereafter insisting on strict performance.  The receipt by Landlord of the Rent with knowledge of a Default or Tenant’s failure to strictly perform under this lease will not be deemed a waiver of the Default or failure.  No term of this lease will be considered waived by Landlord or Tenant unless the waiver is in a writing signed by the waiving party.  No payment by Tenant or receipt by Landlord of a lesser amount than the Rent will be considered other than on account of the next installment of the Rent, or as Landlord may elect to apply same.  No endorsement or statement on any check or letter accompanying any check or payment will prevent Landlord from cashing the check or otherwise accepting the payment, without prejudice to Landlord’s right to recover the balance of the Rent or pursue any other remedy.

Section 19.6     If Tenant fails to pay any installment of the Rent on the first day of the month or any Additional Rent when due, in addition to any other right or remedy of Landlord, Tenant will pay to Landlord within 15 days following Landlord’s notice (a) a late charge equal to 4% of the amount unpaid and (b) interest at the rate (the “Default Rate”) which is the lesser of the rate of 4% per annum above the Base Rate or the maximum legal interest rate permitted under the circumstances, on the amount unpaid, from the date the payment was first due to and including the date paid.

Section 19.7     (a)  All legal actions relating to this lease will be adjudicated in the state courts of the State of New York, or the federal courts, in either case having jurisdiction in the county in which the Building is located.  Tenant irrevocably consents to the personal and subject matter jurisdiction of those courts in any legal action relating to this lease.  This consent to jurisdiction is self-operative and no further instrument or legal action, other than service of process in any manner permitted by Law or this Section, is necessary in order to confer jurisdiction upon the person of Tenant and the subject matter in question in any such court.

(b)       Tenant irrevocably waives and will not assert, by way of motion, as a defense or otherwise (i) any objection to any such court being the venue of any legal action relating to this lease, (ii) any claim that any legal action relating to this lease brought in any such court has been brought in an inconvenient forum or (iii) any claim that Tenant is not personally subject to the jurisdiction of that court.

(c)       Service in any legal action relating to this lease may be made by delivery of the summons and complaint, or the petition and notice of petition, by certified or registered mail, return receipt requested, sent to Tenant at Tenant’s Notice Address or sent to Landlord at Landlord’s Notice Address.

(d)       Tenant, for itself and all of its agencies and instrumentalities, hereby waives any sovereign immunity from jurisdiction that Tenant or any such agency or instrumentality might otherwise possess with respect to any legal action relating to this lease, and waives any sovereign immunity from attachment prior to entry of judgment and from attachment in aid of execution that any of Tenant’s property, or the property of any such agency or instrumentality, might otherwise have, irrespective of the use or intended use of the Premises.

Article 20.	Deleted Prior to Execution

Article 21.	Broker

Section 21.1     Tenant represents to Landlord that Tenant dealt with no broker in connection with this lease.  Tenant will indemnify, defend and hold harmless Landlord from and against any claims for any brokerage commissions or other compensation which are made by any broker alleging to have dealt with Tenant in connection with this lease, and all costs, expenses, liabilities and damages in connection therewith, including reasonable attorneys’ fees.

Article 22.	Notices

Section 22.1     Except as may be provided in this lease, all notices and other communications under this lease must be in writing and sent by nationally recognized overnight courier service or by hand, addressed to Landlord or Tenant at its Notice Address.

Section 22.2     Any notice or other communication sent as provided in this Article will be effective on the date received (or rejected).

Section 22.3     Any notice or other communication given by Landlord to Tenant in accordance with this Article may be signed and given by Landlord’s designee, if any, with the same force and effect as if signed and given by Landlord.

Article 23.	Representations and Liability

Section 23.1     Neither Landlord nor Landlord’s managing agent, if any, has made any warranties, representations, statements or promises with respect to the Premises, the Building, the Building systems, any Additional Rent, any Law or any other matter, unless expressly set forth in this lease.  This lease contains the entire agreement between Landlord and Tenant with respect to the subject matter of this lease, and any previous agreements between Landlord and Tenant are merged in this lease, which alone expresses their agreement.  Tenant is entering into this lease after full investigation, and is not relying on any warranties, representations, statements or promises made by Landlord or any other person not expressly set forth in this lease, and is not acquiring any rights of any nature, by implication or otherwise, except as expressly set forth in this lease.

Section 23.2     No act or omission of Landlord or Tenant, or their respective employees, agents or contractors, including the delivery or acceptance of keys, will be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender will be valid unless it is in a writing signed by Landlord. Any employee of Landlord, Landlord’s managing agent, if any, or the Building to whom any property is entrusted by or on behalf of Tenant will be deemed to be acting as Tenant’s agent with respect to that property and neither

Landlord nor Landlord’s managing agent, if any, will be liable for any damages to or loss of property of Tenant or others entrusted to employees, agents or contractors of Landlord, Landlord’s managing agent, if any, or the Building.

Section 23.3     Neither Landlord nor Landlord’s managing agent, if any, will be liable for any injury, damage or loss to Tenant, Tenant’s Property, Tenant’s Work, Tenant’s business or to any other person or property resulting from any cause, except to the extent caused by the negligence or willful misconduct of Landlord, Landlord’s managing agent, if any, or their respective employees, agents or contractors, subject to Section 13.4.

Section 23.4     If, at any time or from time to time, any windows of the Premises are temporarily closed, blocked or darkened for any reason, or permanently closed, blocked or darkened if required by any Law or due to any construction on property adjacent to the Building by any person, including Landlord or any person in which Landlord has an interest (a) Landlord will not be liable for any loss or damage Tenant may sustain thereby, (b) Tenant will not be entitled to any compensation or abatement of the Rent, (c) Tenant will not be relieved of its obligations under this lease and (d) it will not constitute an eviction or constructive eviction of Tenant from the Premises.

Section 23.5     In the event of a transfer or lease of the Building (a) the transferor or lessor will be and hereby is relieved of all obligations and liabilities of Landlord under this lease accruing after the effective date of the transfer or lease, and (b) the transferee or lessee will be deemed to have assumed all of Landlord’s obligations and liabilities under this lease effective from and after the effective date of the transfer or lease.

Section 23.6     Landlord, its partners, members, shareholders, officers, directors and principals, disclosed or undisclosed, have no personal liability under or in connection with this lease.  Tenant will look only to Landlord’s interest in the Building for the satisfaction of Tenant’s remedies or to collect any judgment requiring the payment of money by Landlord under or in connection with this lease, and no other assets of Landlord or such persons will be subject to lien, levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies or the collection of any judgment under or in connection with this lease.  If Tenant acquires a lien on such other property or assets by judgment or otherwise, Tenant will promptly release that lien by signing, acknowledging and delivering to Landlord any instrument, prepared by Landlord, required for the lien to be released.

Section 23.7     (a)  If Tenant requests Landlord’s consent or approval under this lease and Landlord denies or delays Landlord’s consent or approval, Landlord will have no liability therefor and Tenant will not be entitled to any damages.  Tenant’s sole remedy will be as provided in paragraph (b) of this Section, and that remedy will be available only if Landlord has in this lease, with respect to the subject of the request, agreed not to unreasonably withhold or delay Landlord’s consent or approval.  However, if any such consent or approval is deemed given pursuant to the provisions of this lease, then that will be Tenant’s sole remedy.  Except as otherwise expressly set forth in this lease, Landlord’s consent or approval, to be effective, must be in a writing signed by Landlord.

(b)       If (i) Tenant requests Landlord’s consent or approval, (ii) Landlord denies or delays its consent or approval, (iii) this lease provides that such consent or approval will not be unreasonably withheld or delayed and (iv) within 30 days following Landlord’s denial or, if Landlord delays its consent or approval, within 45 days following Tenant’s request, Tenant gives notice to Landlord that Tenant considers same unreasonable, the dispute will be settled in the county in which the Building is located by arbitration administered by the American Arbitration Association (“AAA”) under the AAA’s Commercial Arbitration Rules, Expedited Procedures (to the extent then in effect). A judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. If the arbitrator determines that Landlord’s consent or approval was unreasonably withheld or delayed, Landlord will be considered to have given its consent or approval but Landlord will not be liable for, and the arbitrator will not award, any costs, expenses, damages or losses whatsoever in connection with or arising out of Landlord’s denial or delay. The determination of the arbitrator will be binding and conclusive on Landlord and Tenant. Landlord and Tenant will each pay their own expenses of this procedure, except the fees and expenses of the AAA and the arbitrator will be paid 50 percent by Landlord and 50 percent by Tenant.

Section 23.8     This lease and the obligations of Tenant to pay the Rent and perform Tenant’s other obligations under this lease will not be waived, delayed or otherwise affected in any manner, and Landlord will have no liability, if Landlord is unable to comply with, or is delayed in complying with, any of Landlord’s obligations under this lease by reason of any strike, labor trouble, accident, Law or other cause beyond Landlord’s control (“Unavoidable Events”).

Section 23.9     Tenant will not perform or permit to be performed any act which may subject Landlord or Landlord’s managing agent, if any, to any liability.  Tenant will, to the extent not caused by the negligence or willful misconduct of Landlord or its contractors or agents, indemnify, defend and hold harmless Landlord and Landlord’s managing agent, if any, from and against (a) all claims arising from any act or omission of Tenant, its contractors, agents, employees, invites or visitors, (b) all claims arising from any accident, injury or damage to any person or property in the Premises during the Term or when Tenant is in possession of the Premises, and (c) Tenant’s failure to comply with Tenant’s obligations under this lease (whether or not a Default), and all liabilities, damages, losses, fines, costs and expenses (including reasonable attorneys’ fees and disbursements) incurred in connection with any such claim or failure.

Article 24.	End of Term

Section 24.1     On the Expiration Date (a) Tenant (and all other occupants) will vacate and surrender the Premises, broom clean and in good order and condition, except for ordinary wear and tear and damage for which Tenant is not responsible under this lease, and otherwise as may be required by this lease, and (b) Tenant will remove all of Tenant’s Property and any Tenant’s Work required to be removed pursuant to this lease.  If the last day of the Term is not a Business Day, this lease will expire on the immediately preceding Business Day. Tenant waives, for itself and for any person claiming under Tenant, any right which Tenant or any such person may have under Section 2201 of the New York Civil Practice Law and Rules or under any similar Law.

Section 24.2     If the Premises are not vacated and surrendered in accordance with this lease, on the date required by this lease, Tenant will be liable to Landlord for (a) all losses, costs, liabilities and damages which Landlord incurs by reason thereof, including reasonable attorneys’ fees, and Tenant will indemnify, defend and hold harmless Landlord against all claims made by any succeeding tenants against Landlord or otherwise resulting from the failure of Tenant (and all other occupants) timely to vacate and surrender the Premises in accordance with this lease, and (b) per diem use and occupancy in respect of the Premises equal to twice the Rent payable under this lease for the last year of the Term (which Landlord and Tenant presently agree is the Rent to which Landlord would be entitled, is presently contemplated by them as being fair and reasonable under such circumstances and is not a penalty).  In no event, however, will this Section be construed as permitting Tenant (and all other occupants) to remain in possession of the Premises after the Expiration Date.

Section 24.3     If during the last 90 days of the Term, Tenant removes substantially all of Tenant’s Property from the Premises, Landlord or any person designated by Landlord may immediately enter and change the Premises, without (a) abatement of the Rent, (b) releasing Tenant from any obligation or liability under this lease, (c) incurring any liability or obligation to Tenant or (d) causing any actual or constructive eviction.

Section 24.4     Any obligation of Landlord or Tenant under this lease which by its nature or under the circumstances can only be, or by the terms of this lease may be, performed after the Expiration Date and any liability for a payment with respect to any period ending on or before the Expiration Date, unless otherwise set forth in this lease, will survive the Expiration Date.

Article 25.	Miscellaneous

Section 25.1     (a)          This lease will be governed by the law of the State of New York.

(b)       Tenant will not record this lease or any memorandum of this lease.

(c)       Subject to the provisions of this lease, this lease will bind and inure to the benefit of Landlord and Tenant and their respective legal representatives, successors and assigns.

(d)       This lease may not be changed or terminated, in whole or in part, except in a writing signed by Landlord and Tenant.

(e)       Notwithstanding any provision of this lease, or any Law, to the contrary, or the execution of this lease by Tenant, this lease will not bind or benefit Landlord or Tenant, unless and until this lease is signed and delivered by Landlord and Tenant.

(f)        Tenant will hold in confidence and will not disclose to third parties other than its officers, directors, partners, members, employees, representatives, brokers, lenders, attorneys, accountants and advisors, and will cause its officers, directors, partners, members, employees, representatives, brokers, lenders, attorneys, accountants and advisers to hold in confidence and not disclose to third parties, the terms of this lease, except to the extent any such terms (i) must be disclosed pursuant to any Law or are the subject of a public filing with the Securities and Exchange Commission pursuant to applicable laws and regulations, (ii) are publicly known or become publicly known other than through the acts of Tenant, or any of its officers, directors, partners, members, employees, representatives, brokers, lenders, attorneys, accountants or advisers, or (iii) are disclosed by Tenant in connection with any financing or any proposed financing, any proposed sale of Tenant or its business, any proposed subletting of the Premises, or any proposed assignment of this lease. Notwithstanding the provisions of this paragraph or any other provision of this lease, each party to this lease (and each of its employees, representatives or agents) may disclose to any person, without limitation of any kind, the tax treatment and tax structure of any transactions contemplated by this lease and all materials of any kind (including opinions or other tax analyses) that are or have been provided to any party to this lease (or to its employees, representatives or agents) relating to such tax treatment or tax structure, provided, however, that this authorization of disclosure will not apply to restrictions reasonably necessary to comply with securities laws. This authorization of disclosure is retroactively effective immediately upon commencement of the first discussions regarding the transactions contemplated by this lease, and the parties to this lease aver and affirm that this tax disclosure authorization has been given on a date which is no later than 30 days from the first day that any party to this lease (or its employees, representatives or agents) first made or provided a statement as to the potential tax consequences that may result from the transactions contemplated hereby.

(g)       The Exhibits to this lease, if any, are a part of this lease, but, in the event of an inconsistency between this lease and the Exhibits, this lease will control.

(h)       Each obligation of Tenant under this lease is a separate and independent covenant of Tenant, not dependent on any other provision of this lease.

(i)        The captions in this lease are for reference only and do not define the scope of this lease or the intent of any term.  All Article and Section references in this lease will, unless the context otherwise specifically requires, be deemed references to the Articles and Sections of this lease.

(j)        If any provision of this lease, or the application thereof to any person or circumstance, is invalid or unenforceable, then in each such event the remainder of this lease or the application of such provision to any other person or any other circumstance (other than those as to which it is invalid or unenforceable) will not be affected, and each provision hereof will remain valid and enforceable to the fullest extent permitted by Law.

(k)       There will be no presumption against Landlord because Landlord drafted this lease or for any other reason.

(l)        If there is then no Default, Tenant may peaceably and quietly enjoy the Premises without hindrance by Landlord or any person lawfully claiming under Landlord, subject however, to the terms of this lease.

(m)      Tenant hereby waives any rights Tenant may have in connection with any zoning lot merger or subdivision or transfer of development rights with respect to the

Building, including any rights Tenant may have to be a party to or to execute or contest any instrument providing for such merger, subdivision or transfer.

(n)       If (i) Tenant is comprised of two or more persons, or (ii) Tenant’s interest in this lease is assigned to any person as permitted by this lease, “Tenant,” as used in this lease, will mean each of those persons, and the liability of those persons under this lease will be joint and several.  Wherever appropriate in this lease, personal pronouns will be considered to include the other gender and the singular to include the plural.

Article 26.        Termination of Lease. Landlord may terminate the lease upon six (6) months’ written termination notice, in which event Landlord will pay to Tenant a sum equal to the lesser of (a) one (1) year of then-current Fixed Rent, or (ii) the Fixed Rent remaining in the Term.

Signatures on the Following Page

In Witness Whereof, Landlord and Tenant have executed this lease on the date of this lease.

Landlord

MacAndrews & Forbes Incorporated

By:	/s/ Paul G. Savas
Name: Paul G. Savas
Title: EVP & CFO

Tenant

SIGA Technologies, Inc.

By:	/s/ Robin E. Abrams
Name: Robin E. Abrams
Title: General Counsel and Chief Administrative Officer